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Exhibit 99.1

           TURBODYNE ANNOUNCES CHANGES IN MANAGEMENT,
     ELECTION OF A NEW DIRECTOR AND DISMISSAL OF LAWSUITS

Carpinteria, California - April 4, 2001 - Turbodyne Technologies, Inc. (EASDAQ: TRBD) today announced actions taken by its Board of Directors relating to changes in management, the election of a new director and the dismissal of certain lawsuits.

At a special meeting held on Friday, March 30, 2001, the Board of Directors elected Mugurdich Balabanian, M.D. as the Chairman of the Board. Dr. Balabanian replaces Dr. Friedrich Goes who resigned as a director on March 9, 2001. In addition, the Board terminated Dr. Rainer Wollny as President and Chief Executive Officer and appointed Kenneth F. Fitzpatrick as acting President and Chief Executive Officer. Mr. Fitzpatrick has served as the Vice-President-Group Finance of the Company since June 1997. Mr. Fitzpatrick is a graduate of Babson College of Wellesley, Massachusetts. Mr. Fitzpatrick's experience in the investment community spans over thirty-five years. Mr. Fitzpatrick serves on several Company Boards and also is active in civic and community activities in Santa Barbara, serving as a board member of Opera Santa Barbara.

Dr. Balabanian noted: "The challenges facing our company require a rare combination of expertise in automotive technology, finance and management. In particular, Turbodyne requires a leader who can draw together the Company's many constituencies into a single team, all members of which are united in striving for a common goal. We are fortunate to have in Ken Fitzpatrick, an individual who not only has expertise in financial matters, but who commands the respect of the Board, as well as members of management, our research and development staff and our investors both in the United States and abroad.

In addition, the Board elected Robert Taylor as a Class II director who will serve until the annual meeting of shareholders in Year 2002 and until his successor is elected and qualified. Mr. Taylor served as a director of the Company from 1996 until his resignation in October, 2000.

"We are indeed fortunate that Mr. Taylor, who was for so many years a bridge between the various constituencies on the Board and among the Company's shareholders, is willing to again provide his moderating influence," said Dr. Balabanian.

The Board also determined that various lawsuits initiated in the Company's name against members of management and the Board and the Company's principal law firm were without merit and had been initiated without the approval of the Board. Accordingly, the Board directed the dismissal of all such litigation.

"It is simply beyond comprehension," stated Dr. Balabanian, "that the Company should squander its limited resources launching multiple lawsuits when faced with so many critical issues, particularly when these lawsuits are directed against the very people who are financing the Company's daily operations, developing its technology and uncovering and correcting the abuses of prior management. The goal of this Board and management is clear: "To join all factions in a common effort to provide a sound financial basis for the Company that will enable it to successfully exploit its technology for the benefit of the shareholders. In trying to meet this objective, I will try to unify the US and Overseas board members, build faith and trust in each other, and share responsibilities together in order to make the right decisions. I hope in working together we are able to achieve a common goal, especially in promoting and pursuing the interest of our shareholders".

Turbodyne Technologies, Inc., a California based high technology company, specializes in the


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development of charging technology for internal combustion engines and the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies' headquarters is located in Carpinteria, California, and its European office is located in Frankfurt, Germany.

Contacts:

Kenneth Fitzpatrick - Investor Relations at California Headquarters:
(800) 566-1130

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

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